Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2009 with respect to the consolidated financial statements of Vignette Corporation included in the Current Report on Form 8-K/A of Open Text Corporation filed August 14, 2009. We hereby consent to the incorporation by reference of said report in the registration statements of Open Text Corporation on Forms S-8 (File No. 333-146351, effective September 27, 2007; File No. 333-146350, effective September 27, 2007; File No. 333-121377, effective December 17, 2004; File No. 333-109505, effective October 6, 2003 and File No. 333-87024, effective April 26, 2002).

/s/ Grant Thornton LLP

Dallas, Texas

August 13, 2009